Exhibit 99.1

News

ENERGEN CORPORATION

605 Richard Arrington, Jr. Boulevard North

Birmingham, Alabama 35203-2707

Telephone (205) 326-2700

For Release: 7:00 a.m. ET	Contacts: Julie S. Ryland

Monday, April 7, 2014	205.326.8421

ENERGEN TO SELL ITS NATURAL GAS UTILITY TO ST. LOUIS-BASED THE LACLEDE GROUP

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that it has signed a definitive stock purchase agreement to sell its natural gas utility business, Alabama Gas Corporation (Alagasco), to The Laclede Group, Inc. (NYSE: LG). The value of the transaction is $1.6 billion, subject to customary closing adjustments, and is comprised of $1.28 billion in cash and approximately $320 million of debt. Energen’s after-tax proceeds are estimated to be $1.1 billion, after consideration of accelerated intangible drilling costs.

Energen will host a conference call this morning (Monday, April 7, 2014) at 10 a.m. EDT to discuss the pending sale of its natural gas utility. Members of the investment community are invited to participate by calling 1-866-939-3921 (reference Energen). A live audio Webcast of the conference call, as well as a replay, may be accessed at www.energen.com; institutional investors also can access the call via Thomson Reuter’s password protected event management site, StreetEvents, at www.streetevents.com.

“This transaction allows Energen to clarify its corporate structure by becoming a pure exploration and production company, a trend being rewarded by the financial markets,” said James McManus, Energen’s chairman and chief executive officer.

“Laclede is an outstanding natural gas utility holding company that ranks as the fifth largest pure-play natural gas utility in the United States, with approximately 1.13 million customers in Missouri,” McManus said. “And with more than 422,000 residential, commercial, and industrial customers, Alagasco will be a significant and important part of Laclede’s expanding utility footprint.”

Founded in 1857 as The Laclede Gas Light Company, Laclede Group’s gas utility segment serves St. Louis and eastern Missouri through Laclede Gas and Kansas City and western Missouri through Missouri Gas Energy.

“Laclede has a longstanding focus on customer safety and reliability and will extend its excellent customer service tradition in its new service area in Alabama,” McManus added. “Laclede also is culturally committed to continuing Alagasco’s legacy as an active participant in advancing Alabama’s economic development efforts and supporting civic and charitable activities.”

Energen plans to use cash proceeds from the transaction to immediately reduce short-term indebtedness, thereby enhancing its financial capacity to potentially accelerate the pace of drilling and development of its Permian Basin assets in 2015 and beyond.

Energen will remain a Birmingham-based company and plans to continue its strong tradition of civic and community involvement.

This transaction is subject to state and federal regulatory approval and is expected to close in 2014.

J.P. Morgan Chase & Co. is acting as financial advisor to Energen, and Bradley Arant Boult Cummings LLP is acting as legal counsel.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 3.3 billion barrels of oil-equivalent proved, probable, and possible reserves and contingent resources at year-end 2013. These all-domestic reserves are located primarily in the Permian Basin of west Texas. For more information, go to http://www.energen.com.

FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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